Exhibit 99.1

Tyler Technologies Completes Acquisition of NIC

Acquisition complements Tyler’s strength in local government and NIC’s strength in state government

PLANO, Texas & OLATHE, Kansas (April 21, 2021) – Tyler Technologies, Inc. (NYSE: TYL) and NIC Inc. (NASDAQ: EGOV), jointly announced today that Tyler has completed the previously announced acquisition of NIC, a leading digital government solutions and payments company that serves more than 7,100 federal, state, and local government agencies across the nation.

With the addition of NIC’s highly complementary, industry-leading digital government solutions and payment services to Tyler's broad client base and multiple sales channels, the combined company will be well equipped to address the tremendous demand at the federal, state, and local levels for innovative platform solutions. Together, Tyler and NIC will connect data and processes across disparate systems and deliver essential products and services to all public sector stakeholders.

“Tyler and NIC share a vision for connecting communities and bringing more efficient and accessible technology solutions to citizens,” said Lynn Moore, Tyler’s president and chief executive officer. “It was clear to us when we first announced this transaction in February that NIC is uniquely positioned to help make government more efficient as it continues to add online services for residents. After working closely with the NIC team over the past few months, we are more confident than ever in the cultural alignment across our organizations and the opportunities ahead for our combined company.”

NIC delivers user-friendly digital services that make it easier and more efficient for citizens and businesses to interact with government – providing valuable conveniences like applying for unemployment insurance, submitting business filings, renewing licenses, accessing information, and making secure payments without visiting a government office. In addition, NIC has extensive expertise and scale in the government payments arena, processing more than $24 billion in payments on behalf of citizens and governments in 2020, which will accelerate Tyler’s strategic payments initiatives.

With the completion of the acquisition, NIC Chief Executive Officer Harry Herington is retiring from the organization. The rest of the NIC leadership team will remain in place and continue to manage operations from its Olathe, Kansas, home office. Tyler is working closely with NIC on an integration plan for the benefit of the combined operations.

“Harry’s contributions to NIC over nearly three decades have helped to define the future of the government technology and services industry, in addition to building an outstanding team of professionals who embrace innovation and are motivated by a culture of caring. We wish Harry all the best in his retirement and look forward to welcoming NIC’s talented team members to our company, where we expect them to benefit from new and exciting career opportunities,” added Moore.

Advisors

Goldman Sachs & Co. LLC served as exclusive financial advisor to Tyler, and Munck Wilson Mandala LLP served as legal counsel. Cowen and Company LLC served as exclusive financial advisor to NIC, and Shearman & Sterling LLP served as legal counsel.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) provides integrated software and technology services to the public sector. Tyler's end-to-end solutions empower local, state, and federal government entities to operate more efficiently and connect more transparently with their constituents and with each other. By connecting data and processes across disparate systems, Tyler's solutions are transforming how clients gain actionable insights that solve problems in their communities. Tyler has more than 27,000 successful installations across more than 11,000 sites, with clients in all 50 states, Canada, the Caribbean, Australia, and other international locations. Tyler has been named to Government Technology's GovTech 100 list five times and has been recognized three times on Forbes' "Most Innovative Growth Companies" list. More information about Tyler Technologies, an S&P 500 company headquartered in Plano, Texas, can be found at tylertech.com.

About NIC Inc.

NIC (Nasdaq: EGOV) is a leading digital government solutions and payments company, serving more than 7,100 federal, state and local government agencies across the nation. With headquarters in Olathe, Kansas, and offices in more than 30 states, NIC partners with government to deliver user-friendly digital services that make it easier and more efficient to interact with government – providing valuable conveniences such as applying for unemployment insurance, submitting business filings, renewing licenses, accessing information and making secure payments without visiting a government office. In 2020, NIC securely processed 400 million online transactions and more than $24 billion on behalf of government agencies. In response to the COVID-19 pandemic, NIC also developed more than 130 new solutions to address the needs of government and those it serves, such as crisis communications, pandemic unemployment, COVID-19 testing, and vaccine scheduling. Learn more at www.egov.com.

Investor Relations Contacts:

Brian K. Miller
Executive Vice President – CFO
Tyler Technologies, Inc.
972-713-3720
brian.miller@tylertech.com

Steve Kovzan
Chief Financial Officer
NIC Inc.
913-754-7007
stevek@egov.com

Media Contacts:

Jennifer Kepler
Senior Media Relations Specialist
Tyler Technologies, Inc.
972.713.3770
media.team@tylertech.com

Elizabeth Proudfit
Senior Vice President, Marketing and Communications
NIC Inc.
646-845-7356
eproudfit@egov.com